Exhibit 99.1

CLAIRE’S STORES, INC. REPORTS FEBRUARY
COMPARABLE STORE SALES INCREASE SIX PERCENT;
QUARTERLY DIVIDEND DECLARED AND INCREASED

PEMBROKE PINES, FL., March 3, 2005. Claire’s Stores, Inc. (NYSE:CLE) today reported that for the four weeks ended February 26, 2005 comparable store sales increased six percent after increasing 15 percent during the corresponding four-week period last year. Total sales during the four-week period ended February 26, 2005 increased seven percent to $88,139,000 compared with $82,229,000 for the comparable four-week period last year.

Comparable store sales results for February 2005 compared to February 2004 were as follows:

•	Claire’s North America: positive mid single digits

•	Claire’s International: positive mid single digits

•	Icing by Claire’s: positive mid single digits

Bonnie Schaefer, Co-Chairman and Co-CEO stated that, “Our international business performed well in February, although our results varied significantly in different regions. The United Kingdom continued to deliver very strong results, with our work there producing a dramatic turnaround more quickly than we anticipated a year ago. Our stores in Switzerland, Austria and Germany are continuing last year’s trend by generating robust sales. The performance of our stores in France was not as strong as we had hoped. The process of exporting our North American best practices to that country remains a primary focal point of our efforts in Europe. We remain confident that France will follow in the path of our other international stores and begin to deliver sustained improvements.”

Marla Schaefer, Co-Chairman and Co-CEO of Claire’s Stores noted that, “Last year in North America both Claire’s and Icing by Claire’s generated comparable store sales increases in excess of 20%. This was a truly daunting number to go up against, and we are pleased that despite that, our comparable store sales increased in the mid single digits this month. Our decision to mark down merchandise in January left our stores looking clean and fresh and customers are reacting positively to our spring merchandise.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	COMP. STORE
REPORTING PERIOD	FY 2006	FY 2005	CHANGE	CHANGE
February	$88,139	$82,229	7%	6%
Year-to-Date	$88,139	$82,229	7%	6%

Quarterly Dividend

The Board of Directors has increased the regular quarterly cash dividend payable on the Common Stock to $0.10 per share from $0.09 per share and on the Class A Common Stock to $0.05 per share from $0.045 per share, respectively. Payment will be made on March 24, 2005 to shareholders of record on March 14, 2005.

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of February 26, 2005, Claire’s Stores, Inc. operated approximately 2,840 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria and Germany. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 150 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $25 billion specialty retailer headquartered in Japan. The Company also licenses 57 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and four stores in South Africa under similar agreements with The House of Busby Limited.

Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic, political and social conditions such as war, political unrest and terrorism; natural disasters; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 31, 2004. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com